Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 3rd QUARTER EPS OF $0.13

Provides Guidance for the 4th Quarter of 2009

CITY of INDUSTRY, CA, November 18, 2009 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today reported net income in the third quarter of fiscal 2009 (13 weeks ended October 31, 2009) of $5.8 million, or $0.13 per share, compared to $7.4 million, or $0.17 per share, in the third quarter of fiscal 2008 (13 weeks ended November 1, 2008). The results for the third quarter of fiscal 2009 and fiscal 2008 include approximately $0.02 and $0.01 per share of expense, respectively, related to ShockHound (www.shockhound.com), the company’s online music site.

Total sales for the third quarter of fiscal 2009 decreased 3.9% to $189.6 million compared to $197.3 million for the third quarter last year. Total company comparable store sales declined 5.0% for the third quarter of fiscal 2009. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
THIRD QUARTER:
Hot Topic	$151.0	-5.6%	-5.8%	1.7%
Torrid	$38.6	2.9%	-1.4%	-3.0%
Total Co.	$189.6	-3.9%	-5.0%	1.0%

At the end of the third quarter of fiscal 2009, the company operated 680 Hot Topic stores and 156 Torrid stores compared to 683 Hot Topic stores and 158 Torrid stores at the end of the third quarter of fiscal 2008. During the third quarter of fiscal 2009, the company opened one Hot Topic store. The company also remodeled or relocated six Hot Topic stores during the quarter.

The company issued fourth quarter (13 weeks ending January 30, 2010) guidance of earnings in the range of $0.23 to $0.26 per diluted share based upon a high-single-digit decline in comparable store sales.

A conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 18, 2009 at 4:30 PM (ET). The conference call number is 866-271-0675, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 29624475, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music discovery concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a one-stop, genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, and read music news and editorial content. As of October 31, 2009, the company operated 680 Hot Topic stores in all 50 states and Puerto Rico, 156 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, licensing and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 31, 2009 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

HOT TOPIC, INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	Oct. 31, 2009	Nov. 1, 2008
Net sales	$189,568	$197,309
Cost of goods sold, including buying, distribution and occupancy costs	119,674	123,128
Gross margin	69,894	74,181
Selling, general & administrative expenses	60,260	62,422
Income from operations	9,634	11,759
Interest income-net	93	511
Income before income taxes	9,727	12,270
Provision for income taxes	3,878	4,832
Net income	$5,849	$7,438

Earnings per share:
Basic and Diluted	$0.13	$0.17
Shares used in computing income per share:
Basic	44,143	43,810
Diluted	44,497	43,972

	Nine Months Ended
	Oct. 31, 2009	Nov. 1, 2008
Net sales	$522,485	$523,101
Cost of goods sold, including buying, distribution and occupancy costs	342,803	341,727
Gross margin	179,682	181,374
Selling, general & administrative expenses	173,622	173,457
Income from operations	6,060	7,917
Interest income-net	446	1,299
Income before income taxes	6,506	9,216
Provision for income taxes	2,609	3,634
Net income	$3,897	$5,582

Earnings per share:
Basic and Diluted	$0.09	$0.13
Shares used in computing income per share:
Basic	44,069	43,761
Diluted	44,413	43,815

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Oct. 31, 2009	Nov. 1, 2008
Current Assets:
Cash, cash equivalents and short-term investments	$91,424	$60,310
Inventory	91,393	94,574
Prepaid expenses and other	14,503	15,392
Deferred tax assets	6,183	5,015
Total current assets	203,503	175,291
Property and equipment, net	145,253	160,644
Deposits and other	3,129	1,480
Long-term investments	8,184	9,545
Deferred tax assets	8,834	6,586
Total assets	$368,903	$353,546

Current Liabilities:
Accounts payable	$27,932	$31,805
Accrued liabilities	34,222	35,815
Income taxes payable	654	2,872
Total current liabilities	62,808	70,492
Deferred rent	33,219	37,818
Deferred compensation liability	2,924	1,183
Income taxes payable	1,850	844
Total liabilities	100,801	110,337
Total shareholders’ equity	268,102	243,209
Total liabilities and shareholders’ equity	$368,903	$353,546

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	Oct. 31, 2009	Nov. 1, 2008
Depreciation and amortization	$28,438	$28,744
Capital expenditures	$19,519	$18,777
Total company store square footage	1,584,000	1,594,200
Hot Topic average store size	1,757	1,755
Torrid average store size	2,495	2,501